Exhibit 14.1

Letter from the CEO

Assertio’s Mission Statement includes a commitment to developing and commercializing innovative pharmaceutical products that benefit patients. Doing what is best for patients requires that members of the Assertio team model our core value of Integrity by conducting our business ethically and in compliance with applicable laws and regulations.

As you know, our business is complex, so we have resources in place to help navigate that complexity in a compliant manner. This Code of Business Conduct and Ethics is an important one of those resources because it outlines and helps us understand general guidelines relating to our commitment to act with integrity and high ethical standards.

At Assertio, the following is expected of all of us:

•Read and understand this Code of Business Conduct and Ethics, as well as the policies contained within Assertio’s Comprehensive Compliance Program (“CCP”) and the policies, procedures, and business rules related to your function;
•Ask questions when you have them;
•Voice concerns should they arise; and
•Bring this Code of Business Conduct and Ethics to life by upholding and enhancing our well-deserved culture of compliance.

Together we will make Assertio an even greater place to work, all the while making positive contributions to the lives of patients and succeeding the right way.

Daniel A. Peisert

President and Chief Executive Officer

TABLE OF CONTENTS

1.Lawful and Ethical Behavior................................................................................................7
2.Code of Ethics........................................................................................................................7
3.Compliance with Laws, Regulations and Industry Codes..........................................…8

26.Dissemination and Amendment..................................................................................…. 25
27.Approval and Adoption.......................................................................................................25

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction — General Statement of Company Policy

Assertio Holdings, Inc. (the “Company”) requires lawful and ethical behavior at all times. The purpose of this Code of Business Conduct and Ethics (“Code of Conduct”) is to provide you with a statement of certain key policies and procedures of the Company for you to follow in conducting business in a legally and ethically appropriate manner. This Code of Conduct is intended as one element in the Company’s efforts to ensure lawful and ethical conduct on the part of you and the Company. This Code of Conduct is part of the Company’s broader commitment to “relentless responsibility” that includes thorough training on and compliance with the Company policies themselves, fostering an open relationship between you and your supervisor that is conducive to transparency, good business conduct and, above all, your integrity and good judgment.

In that regard, you must:

•comply with all applicable laws, rules, and regulations;
•comply with all Company policies and procedures, including the CCP

•conduct all dealings with patients, medical professionals, and the Company’s customers, suppliers and competitors fairly, honestly and with integrity;

•ethically handle conflicts of interest, both real and perceived, in personal and professional relationships;

•produce, or cause to be produced, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission (the “SEC”) and in other public communications;

•protect information, in any form, that belongs to the Company, its customers and suppliers;

•protect the Company’s assets and ensure their efficient use and report any suspected incident of fraud or theft immediately; and

•never use your position with the Company or Company assets or information for improper personal gain.

Application of Code

This Code of Conduct applies to all directors, officers and employees of the Company, as well as designated contract representatives and agents. This Code of Conduct includes general principles. You will have to apply these principles to y own specific responsibilities. If you have any questions about the proper application of the principles or about what is required by the law, the Company’s policies and procedures or the CCP in any given situation, you must consult with your supervisor, the Legal Department, or the Company’s Chief Compliance Officer (the “Compliance Officer”).

Administration of the Code

The Audit Committee of the Board of Directors (“The Audit Committee”) is responsible for overseeing the implementation of this Code, while the Board of Directors is responsible for approving material or substantive amendments to this Code. The Audit Committee has made Assertio’s Chief Compliance Officer responsible for the administration of this Code, the review of violations under this Code, and the monitoring of activity raising questions under this Code.

Discipline for Violations of the Code

If you violate the law, this Code of Conduct, the CCP, or another Company policy or procedure, you will be subject to discipline, up to and including immediate termination of employment. A good faith effort to comply with this Code of Conduct will be taken into consideration when determining disciplinary action. Supervisors who ignore or fail to correct misconduct may also be subject to discipline.
Nothing in this Code of Conduct is intended to interfere with any employee’s rights under the National Labor Relations Act.

Reporting Violations of the Code

You must report violations or potential violations of this Code of Conduct, any applicable law, rule or regulation, or a Company policy or procedure including the CCP. In most cases, you should discuss a potential violation with your immediate supervisor, Human Resources or Compliance. Directors should discuss a potential violation the General Counsel, the Chief Compliance Officer, or the Chairman of the Audit Committee. A form for submitting reports and a copy of this Code of Conduct is available on the Company’s ADP site and at www.assertiotx.com.

However, if you believe that your concerns cannot be addresses in this manner or if you do not feel comfortable reporting your concerns in this way, you may also report any such violations or potential violations in an anonymous and confidential manner at 800-779-3381 and online at https://assertiocompliancereport.alertline.com.

Any reports of suspected wrongdoing will be treated seriously by the Company and you must cooperate with any investigations of wrongdoing. The Company will maintain confidentiality of the identity of individuals making reports of wrongdoing to the extent the Company is capable of conducting a thorough and fair investigation without revealing such identity.

Non-Retaliation Policy

Company policy prohibits retaliatory action against an employee who lawfully, and in good faith, reports potential violations of any applicable law, rule or regulation, or a Company policy or procedure including the CCP. Company policy also prohibits retaliatory action against anyone who provided information or assistance in investigations of potential violations. All reports of suspected wrongdoing will be appropriately investigated by the Company, including those of suspected retaliation.

The Company also recognizes the potentially serious impact of a false accusation. Making known false or malicious reports will not be tolerated, and you will be subject to appropriate disciplinary action if you file such reports, up to and including termination of employment.

Ongoing Commitment

No representation is expressed or implied that the policies and procedures stated in this Code of Conduct are all of the Company’s relevant policies and procedures, or that they are a comprehensive, full or complete explanation of the laws or standards of conduct that are applicable to you or the Company. You have a continuing obligation to familiarize yourself with applicable law and Company policies and procedures, including the CCP.

Certification

You must read and certify to your receipt and understanding of your obligations under this Code of Conduct. This Code of Conduct and related reporting form are available from the Company’s Human Resources Department and is posted on the Company’s ADP site. This Code of Conduct is also available to the public on the Company’s website at www.assertiotx.com.

Unaffiliated Parties

Investors and others unaffiliated with the Company who wish to report potential or actual violations of law or this Code of Conduct may do so by writing to the General Counsel at the following address: Assertio Therapeutics, Inc., Attention: General Counsel, 100 South Saunders Drive, Suite 300, Lake Forest, Illinois 60045. All letters received will be categorized, processed, and routed to the appropriate Company personnel by the General Counsel. Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. At their option, investors and others unaffiliated with the Company may direct such questions directly to the Chairman of the Audit Committee at the same address, rather than the General Counsel.

* * * * * * * * * * * * * * * * * * * * * Nothing contained in this Code of Conduct is intended by the Company to be, nor shall it be construed as, an employment agreement.
* * * * * * * * * * * * * * * * * * * * *

1.Lawful and Ethical Behavior

The foundation on which this Code of Conduct is built is obeying the law and acting ethically. It is the Company’s policy that you conduct business in accordance with applicable federal, state and local laws, rules and regulations and with the laws, rules and regulations of other countries in which the Company does business which are not in conflict with your responsibilities under United States laws and regulations. In addition, the Company’s policy requires that you adhere to the highest standard of business ethics and conduct.

You must be alert and sensitive to situations that could result in illegal, unethical, or improper action. When you are faced with a business decision that seems to have ethical overtones, here are some questions that should be helpful to determine if your actions are proper:

•Do I have all the necessary facts?
•Am I informed about all of the legal implications?
•Who has an important stake in the outcome (e.g., employees, customers, suppliers, etc.), and what is that stake?

•Does the issue raise ethical issues that go deeper than legal or institutional concerns?

•What are the options for acting, and which options will produce the most good and do the least harm? Which options respect the dignity of all stakeholders?

If you remain uncertain about what to do, if you need advice, or if you have reason to believe that a United States or foreign law could be violated in connection with Company business or that this Code of Conduct has been violated in any way, notify your supervisor, the General Counsel, the Compliance Officer or the Chairman of the Audit Committee.

2.Code of Ethics

This Code of Ethics is promulgated by the Board of Directors under Section 406 of the Sarbanes Oxley Act of 2002 and the rules of the SEC promulgated thereunder and applies to all employees, officers and directors of the Company. It should be read in conjunction with the rest of this Code of Conduct and it contains standards reasonably necessary to promote:

•Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•Full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the issuer and in other public communications; and

•Compliance with applicable governmental laws, rules and regulations. You must:
a.Act with honesty and integrity and be able to identify and appropriately handle actual or apparent conflicts of interest. You should recognize that even the appearance of a conflict of interest can damage the Company. A conflict of interest may exist because of a relationship of yours or of a family member that could cause a conflict with your ability to perform your job responsibilities.

b.Produce, or cause to be produced, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the SEC and in other public communications.

c.Comply with applicable governmental laws, rules and regulations.

d.Promptly report any violation of this Code of Ethics to the Chairman of the Audit Committee or the General Counsel or the Compliance Officer, as applicable. Reports also may be made anonymously via the Company’s confidential reporting hotline.

e.Promote ethical behavior by Company officers and employees involved in financial reporting.

You will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including immediate termination of your employment.

If you are an executive officer or director, any request by you for a waiver of any provision of this Code of Ethics must be in writing and addressed to the Chairman of the Audit Committee. If you are not an executive officer or director, any request by you for a waiver of any provision of this Code of Ethics must be in writing and addressed to the General Counsel.

With regard to executive officers and directors, the Board will have the sole and absolute discretionary authority, acting upon such recommendation as may be made by the Audit Committee, to approve any waiver from this Code of Ethics. Any waiver for executive officers or directors from this Code of Ethics will be disclosed within four days on Form 8-K or any other means approved by the Securities and Exchange Commission.

3.Compliance with Laws, Regulations and Industry Codes

The Company is committed to conducting its business activities in accordance with applicable federal, state and local laws and regulations. You are expected to have a level of familiarity with important laws and regulations applicable to your duties for the

Company that is appropriate for your position. You may contact the Legal Department with any questions regarding laws and regulations applicable to your duties.

Food and Drug Laws. The FDA is the federal agency responsible for overseeing the safety of pharmaceuticals, biologics, medical devices, and other products. The FDA regulates almost every aspect of the Company’s business, including the research, development, manufacturing, distribution, marketing, and promotion of our products.

Labeling, Advertising, and Promotion. FDA regulations require drug labeling and promotional material to be adequate, balanced, and truthful. Among other things, FDA regulations require all materials and messaging used to promote our products to be fair and balanced and consistent with FDA-approved labeling. To ensure compliance with FDA regulations, you must comply with all Company policies and procedures related to promotional activities.

Product Samples. The Prescription Drug Marketing Act of 1987 (the “PDMA”) regulates the storage, distribution and accounting of prescription drug and biologic samples. It also prohibits the sale, purchase, or trade of drug samples. In addition, several state laws affect the distribution of samples. The Company has policies and procedures in place to ensure that our sampling activities comply with federal and state law. If your job function involves the handling or tracking of product samples, you must know and comply with these policies and procedures.

Product Safety and Reporting Adverse Events. As required by applicable laws and regulations, the Company closely monitors all reports of adverse events associated with the use of Company products to ensure that we consistently adhere to the highest levels of safety and accountability. You are required to identify, record, and promptly report any safety, quality, or performance issues, or any circumstance that suggests the occurrence of any of these issues, in accordance with applicable law and Company policy. Anyone who becomes aware of an adverse event or product complaint must report it by calling 866-458-6389 within one (1) business day of becoming aware.

Independent Medical Education Programs. The FDA does not regulate industry- supported scientific and educational activities that are independent of the supporting company’s influence. If a company influences a scientific or educational activity, however, then the activity may be considered "promotional" and subject to all FDA regulations on product promotion. When we want to support scientific or educational activities without being subject to FDA regulation, we must ensure that the activities are designed and carried out without any influence from the Company. We have policies and procedures in place to ensure that our support of scientific and educational activities is appropriate.

The PhRMA Code. The purpose of the PhRMA Code is to ensure that healthcare decisions are made for the benefit of patients and are not based on undue influence from pharmaceutical companies. It provides examples of proper and improper practices regarding pharmaceutical companies’ interactions with HCPs. Compliance with the PhRMA Code substantially reduces the risk of violating the federal Anti- Kickback Statute. The majority of the pharmaceutical industry, including the Company, has adopted and embraced the PhRMA Code, and your activities must comply with it.

Physician Payment Sunshine Act. The Physician Payment Sunshine Act (the “Sunshine Act”) requires disclosure to the federal government of defined transfers of value to any HCPs in the U.S. during the preceding calendar year. It is the Company’s policy to maintain all records necessary in order to comply with the requirements of the Sunshine Act and you are required to follow Company procedure and support the Company’s effort to comply with the Sunshine Act by accurately and timely recording applicable HCP transfers of value.

Federal Anti-Kickback Statute. The federal Anti-Kickback Statute and certain state laws make it a crime to pay or receive anything of value with the intent to induce the purchase of or prescription of drugs or devices reimbursable under federal or state healthcare programs (e.g., TRICARE, Medicare, or Medicaid). The purpose of these laws is to ensure that money, or anything else of value, does not interfere with our customers’ independent clinical and formulary decisions. The Anti-Kickback Statute is interpreted broadly and prohibits a wide range of activities, such as:

•Providing an educational or research grant to an HCP (including a pharmacist) with the goal of encouraging the HCP to prescribe, dispense, or recommend a pharmaceutical product;

•Providing certain services to HCPs or other customers on the condition that they purchase or prescribe a certain amount of pharmaceutical or medical device products;

•Providing a grant to a managed care organization with the goal of influencing the formulary position of a product; and

•Paying an HCP a fee above the reasonable fair market value for services, such as participating in a Company-sponsored advisory board, in order to reward or induce purchases or prescriptions.

Some state laws are broader and apply to all items and services, beyond those reimbursed under a government healthcare program. The Company treats all HCPs and other customers as if they are subject to the anti-kickback laws, even if they do not participate in government healthcare programs. We and customers are subject to penalties for violating the anti-kickback laws. The penalties for violations include imprisonment and fines.

The federal Anti-Kickback Statute is so broad that it could be read to prohibit otherwise legitimate marketing activities and even some non-promotional activities. As a result, the OIG has defined certain “safe harbors.” Activities that fall entirely within a safe harbor do not violate the Anti-Kickback Statute. A number of safe harbors exist, including the Discount Safe Harbor, the Managed Care Safe Harbor, and the Personal Services Safe Harbor. You must ensure that your activities do not violate the Anti- Kickback Statute and wherever possible are structured to fall within a safe harbor.

False Claims Act. The False Claims Act prohibits entities and individuals from submitting, or inducing someone else to submit, a false claim for reimbursement by the federal government. Violating the False Claims Act can result in criminal prosecution and steep fines for each false claim. To avoid violating the False Claims Act, you must ensure that all promotional activities and materials comply with Company policies and procedures.

Medicaid Best Price Law. Under federal law, Medicaid is entitled to quarterly rebates based in part on the lowest price a pharmaceutical company offers to any non- government customer for a particular product. This is generally referred to as the “best price” of the product. The Company must calculate and report the metrics it uses to calculate these rebates to the federal government.

If the Company does not accurately account for discounts or other price concessions, it might result in the Company reporting an inaccurate best price to the federal government. This could violate the Medicaid Best Price Law, in which case the Company would have to pay significant penalties and be subjected to operating restrictions and criminal penalties.

Most states also have a version of pricing legislation and impose stiff penalties for violations of those laws.

State Reporting and Marketing Laws. Some state laws limit or restrict the way pharmaceutical companies interact with HCPs, especially with respect to marketing practices and items of value provided to HCPs. Some state laws place greater restrictions and requirements on companies than the PhRMA Code or federal laws.

Privacy Laws. In the course of conducting certain aspects of its business, the Company may collect and process various types of personal information. You may also have incidental or inadvertent contact with a patient’s personal information in the course of your activities with the Company. Regardless of the source, the Company safeguards the confidentiality of personal information in accordance with federal and state privacy laws and regulations. The spirit of all privacy laws is that individuals should know when companies are using their personal information, how the personal information is being used, and how the personal information is protected. Personal information may include medical histories or records and personal identifiers such as names, birth dates, and Social Security numbers.

The most important privacy law that affects the healthcare industry in the U.S. is the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). The HIPAA "Privacy Rule," as it is commonly called, aims to protect the privacy of individually identifiable health information of patients and research subjects. The HIPAA Privacy Rule directly applies to HCPs, health plans, and healthcare clearinghouses and indirectly applies to pharmaceutical company operations.

To ensure compliance with federal and state privacy laws, the Company has adopted policies and procedures with which you are required to comply.

Fair Competition Laws and Fair Dealing. Fair competition laws are designed to prohibit activities that reduce market competition and harm consumers. The Company is committed to conducting all of its business dealings in compliance with applicable antitrust laws. Pursuant to this policy, you may never:

•Collaborate with a competitor or take other actions that have the effect of improperly discouraging competition. If you have any questions about the potential impact of an action or communication, first discuss such questions with a member of the Legal Department;

•Make an agreement or have an informal understanding with competitors, either directly or indirectly, to fix prices, divide customers or territories, or restrict sales;

•Exchange information on pricing, discounting, allowances, royalties, costs, quotas, allocation of customers or territories, contract terms, or other similar proprietary information, with competitors;

•Attempt to monopolize or dominate markets with anything other than the use of superior products, service, or performance;

•Engage in illegal tying (i.e., an agreement to sell one product on the condition that the customer also purchase a different product, or agrees to forego purchasing the product from another supplier), illegal price discrimination, or refusals to deal;

•Enter into agreements with distributors regarding resale prices; or
•Discuss any of these topics with competitors. If a competitor initiates a similar conversation with you, you should politely decline to reciprocate and report the incident to the Legal Department.

You should always be fair in your dealings with clients, customers, suppliers, competitors, and any other third parties. You may not engage in the practice of manipulation, concealment, abuse of privileged information, misrepresentation, or any other unfair-dealing practice.

Export and Trade Laws. The U.S. and other countries have laws that restrict or prohibit even ordinary sales, research, manufacturing, and other commercial relationships with certain countries or parties. Even the simple act of carrying laboratory equipment from the U.S. to a European facility may constitute an export and be subject to applicable trade laws and controls. In addition, disclosing (including oral or visual disclosures) or transferring controlled data to a non-U.S. person, even if the disclosure or transfer occurs within the U.S., would be deemed an export to the home country or countries of the non-U.S. person and could require a license or other authorization. You are encouraged to contact your supervisor or the Legal Department when interacting with any person or entity with a presence outside the U.S. to ensure that your actions are in compliance with these trade laws.

Foreign Corrupt Practices Act and Anti-Bribery and Corruption Laws. The Company observes the highest ethical standards in all of its business transactions, including those involving foreign countries. In doing business anywhere in the world, neither the Company or anyone associated with the Company, shall offer, pay, promise, solicit or receive any bribe, kickback or other illicit payment or benefit in violation of the Foreign Corrupt Practices Act (“FCPA”), the United Kingdom Bribery Act (“UKBA”) or the anti-corruption laws of any other country in which it does or intends to do business. You may not take any action in connection with any international transaction or any action in any foreign country that would be illegal or improper in the United States.
Furthermore, you are required to observe all applicable foreign laws to which you or the Company may be subject and which are not in conflict with your responsibilities under United States laws and regulations, including foreign tax laws, customs duties and regulations, drug testing, licensing, manufacturing and marketing laws, rules and regulations and currency restrictions. You should not take any actions that are intended to improperly circumvent the application of such laws.

With limited exceptions, the FCPA prohibits the Company and you from, among other things, making an offer, payment, promise to pay or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to any foreign official, any foreign political party or official thereof or any candidate for foreign political office, or any other person, such as a foreign agent or consultant, knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any foreign official, any foreign political party or official thereof, or any candidate for foreign political office, for the purpose of (i) influencing any act or decision of such foreign official in his or her official capacity, (ii) inducing such foreign official to do or omit to do any act in violation of the lawful duty of such official, or securing any improper advantage, or inducing such foreign official to use his or her influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any person.

The UKBA is broader than the FCPA in that it prohibits all commercial bribery, i.e., giving bribes to anyone, not only government officials, is illegal. The UKBA also criminalizes both receiving a bribe and giving a bribe so not only is the act of offering, promising or giving a bribe criminal, the passive acceptance of a bribe is also illegal. In addition, the UKBA covers bribes made in the United States.

To ensure compliance with the FCPA, the UKBA and related anti-corruption laws of other countries in which the Company does or intends to do business, Company personnel and third parties representing the Company are prohibited from directly or indirectly offering, giving, soliciting or receiving any form of bribe, kickback or other corrupt payment, or anything of value, to or from any person or organization anywhere in the world, including government agencies, individual government officials, private companies and employees of those private companies under any circumstances. If you are asked to make any such payment, you should consult with your supervisor and a member of the Legal Department or the Compliance Officer before taking any action.
Violations of anti-corruption laws can subject the Company and its representatives to criminal and civil penalties.

Antiboycott Laws. United States antiboycott laws prohibit or severely restrict the Company from participating in boycotts against countries friendly to the United States, and require the Company to report both legal and illegal boycott requests to the United States government. If you are involved in selling the Company’s products internationally, you must become familiar with the antiboycott laws and observe all of their requirements. Further information and guidance can be obtained from a member of the Legal Department or the Compliance Officer.

4.Maintain Accurate Books and Records

All Company books, records and accounts must be accurate and complete, and transactions must be recorded in a timely manner. As noted in the Company’s Code of Ethics, the Company requires full, fair, accurate, timely and understandable recording and reporting of all Company information. You must act in a manner that ensures that all of the Company’s books, records, accounts and financial statements are maintained in reasonable detail, appropriately reflect the Company’s transactions and conform both to applicable legal requirements and to the Company’s system of internal controls.

You must execute and record transactions in accordance with all internal control procedures implemented by Company management. You are personally responsible for the integrity of the information, reports, and records under your control. You must never make any false or artificial entries for any purpose.

All of your expense reimbursements must accurately reflect the true nature and amount of the expenses. In addition, if you are in any way involved in preparing the Company's disclosure documents (such as SEC filings or press releases), you must produce full, fair, accurate, timely and understandable disclosure in such documents. The Company’s financial statements must be prepared in accordance with generally accepted accounting principles and must represent, in all material respects, the financial condition and results of the Company.

Company records must be maintained, stored and, when appropriate, destroyed in compliance with applicable laws and regulations (e.g., drug regulatory, environmental, tax, employment, government programs, and trade relations) and Company policy concerning record and document retention. You must not destroy records that are potentially relevant to a violation of the law, any litigation, or any pending, threatened, or foreseeable government investigation or proceeding. It is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to a government investigation, or to otherwise obstruct, influence or impede an official proceeding. The law applies equally to all Company records, including formal reports as well as informal data such as e-mail, expense reports and internal memos.

It is very important that you do not create, or participate in the creation, or perpetuation of, any records that are intended to mislead anyone or conceal any improper act or conduct.

5.Confidential Information and Intellectual Property

Confidential Information. Confidential information of the Company is an important corporate asset that merits the same protection as the Company’s physical assets. You have entered into a non-disclosure or confidentiality agreement detailing your obligations regarding the Company’s confidential information, and you must adhere to this agreement.

You are responsible for safeguarding the confidential information. This includes confidential information that belongs to the Company, its suppliers, its customers, and even fellow employees. The Company’s information, products, services, ideas, and concepts are important proprietary assets for the Company. Various laws enable the Company to protect these assets. Examples of confidential or proprietary information include marketing plans and strategies, sales and marketing data, customer and employee records, research and technical data, manufacturing techniques, pricing information, information pertaining to business development opportunities, and new products and services.

Help protect the Company’s confidential information by following these principles:

•Be careful when using the telephone, e-mail, fax, and other electronic means of storing and sending information;

•Do not forward confidential or proprietary information to non-Company email accounts;

•Do not discuss confidential information in public places where others may overhear;

•Never provide confidential information to outsiders without first getting a written confidentiality agreement and approval from the Legal Department; and

•Beware of informal telephone or email requests from outsiders seeking information.

Intellectual Property. Protecting the Company’s intellectual property is essential to maintaining the Company’s competitive advantage. The Company’s intellectual property includes its patents, trade secrets, and copyrights, as well as the trademarks, scientific and technical knowledge, know-how, and the experience developed in the course of the Company’s activities. You are expected to support the establishment, protection, maintenance, and defense of the Company’s rights in all commercially significant intellectual property and to use those rights in a responsible way.

In addition to protecting the Company’s intellectual property rights, you must respect the valid intellectual property rights of others. Unauthorized use of the intellectual property rights of others may expose the Company to civil lawsuits and damages. For example, you must not use, disclose to the Company, or induce the

Company to use any confidential, proprietary, or trade secret information that belongs to any of your prior employers or any other third party without that party’s written consent. Theft and misappropriation of intellectual property may result in significant fines and criminal penalties for the Company and you.

Nothing contained in this Code of Conduct limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (the “Government Agencies”). This Code of Conduct also does not limit your ability to communicate with any of the Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any of the Government Agencies, including providing documents or other information, without notice to the Company.

Pursuant to 18 USC Section 1833(b), an employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If an employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the employee may disclose the Company’s trade secrets to the employee’s attorney and use the trade secret information in the court proceeding if the employee: (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

6.Securities Laws and Prohibition of Insider Trading

It is against federal law and Company policy to trade securities on the basis of material non-public information. The Company’s policy is that you cannot buy or sell Company stock or other securities while in possession of material non-public information. Insider trading is taken very seriously by the federal government and is punishable by fine and/or imprisonment.

The rules relating to trading in the Company’s securities and those of other companies with which the Company does business are covered in detail in the Company’s policy entitled “Insider Trading Policy” (the “Insider Trading Policy”). You must become familiar with the Insider Trading Policy and comply with it. If you are uncertain about the legal rules involving your purchase, sale or transfer of any securities of the Company or any securities in companies that are familiar to you by virtue of your work for the Company, you should consult with the Insider Trading Compliance Officer identified in the Insider Trading Policy before making any such purchase or sale.

7.Conflicts of Interest

The Company knows that it can only be truly successful through the diligence and loyalty of its employees. Therefore, you must put the best interests of the Company at the forefront of any work-related activity or decision and be able to identify and appropriately handle conflicts of interest.

While it is not possible to identify every particular activity that might give rise to a conflict of interest, a conflict of interest may exist because of a relationship of yours or of a family member that could cause a conflict with your ability to perform your job responsibilities. If you or your family members are engaged in any of the activities listed below, then there may be a conflict of interest, and you must disclose the facts concerning this activity to your immediate supervisor, the General Counsel or the Compliance Officer in order to have the Company address the situation:

•Any ownership interest in any supplier, customer or competitor (other than nominal amounts of stock in publicly traded companies);

•Any consulting or employment relationship with any customer, supplier or competitor;

•Any outside activity that harms a relationship between the Company and any customer or potential customer, or that interferes with a current or potential contract relationship;

•Any outside business activity that is competitive with any of the Company's businesses;

•Any service on any board of directors or advisory board of any customer, supplier or competitor unless such board service has been approved by an authorized Company officer;

•Any direct supervisory, review or other influential position on the job evaluation, pay or benefits of any close relative;

•Any sales or purchases of anything to or from the Company (unless it is pursuant to a routine program of disposal of surplus property that is offered to all employees in general); and

•Any situation in which, without proper authorization, you are required or tempted to disclose, or do disclose, any trade secret, confidential or proprietary information or intellectual property of the Company.

The above list is not exhaustive. Any other actual or potential conflict of interest must be reported. If you have any questions regarding activity which may create a conflict of interest, please discuss the situation with your supervisor, the Human Resources Department, the General Counsel or the Compliance Officer.

The Company reserves the right to determine when actual or potential conflicts of interest exist, and then to take any action, which the Company deems appropriate in its sole judgment. Such action may include, but is not limited to, having you divest the conflicting interest or return the benefit or gain received, realigning your duties and responsibilities, or disciplinary action, up to and including immediate termination of your employment.

8.Receipt of Gifts and Entertainment

Generally, you and members of your immediate family may not accept gifts, services, discounts or favors from those with whom the Company does business or considers doing business. Receipt of gifts, entertainment, favors or gratuities are subject to the guidelines below.

•You may accept gifts of nominal value ordinarily used for sales promotion (for example, calendars, appointment books, pens, etc.) that do not otherwise violate this Code of Conduct, applicable law, the CCP or any other Company policy.

•Ordinary “business meals” or reasonable business-associated entertainment consistent with local social and business customs may also be permissible if these actions are reasonable in cost and frequency and do not otherwise violate this Code of Conduct, applicable law, the CCP or any other Company policy.

If you receive a gift that does not fall within these guidelines, you should report it to the Compliance Officer so that appropriate action may be taken.

9.Prohibition of Gifts, Meals, or Entertainment as Bribes and Kickbacks

Offering gifts, meals or entertainment that are not reasonable complements to a business relationship, but that are primarily intended to obtain sales or otherwise win favor or influence, must be avoided with all parties with whom the Company does business. Reasonable non-cash gifts and entertainment of modest value are generally permissible business courtesies when dealing with non-government personnel and non- healthcare professionals. Such business courtesies must be reasonably related to a legitimate purpose and otherwise in compliance with the CCP and Company policies and procedures.

Offering or accepting bribes or kickbacks to secure business is not only unacceptable, it may result in criminal prosecution. Offering of gifts, meals or entertainment to anyone to influence prescribing habits of Company products is prohibited. Payments and other items of value to induce or reward healthcare professionals (“HCPs”) to purchase or prescribe products may constitute violations of federal and state anti-kickback laws and are strictly prohibited. You may offer meals and items of value to HCPs only in accordance with the CCP.

Special rules apply when dealing with foreign nations and government officials.
Employees should learn these rules and follow specific Company policies and procedures when doing business with the government. See “Sales and Marketing Practices”; “Grants and Sponsored Trips”; “Compliance with Laws” and “Relations with Governments”.

If you have any questions regarding bribes or kickbacks, please discuss the situation with the Compliance Officer.

10.Charitable Contributions

While contributions to the community make a positive difference, we must ensure that these contributions are appropriately approved and provided only in accordance with Company policies, including the CCP, and applicable las and regulations.

11.Corporate Opportunities

You must not (a) take for yourself personally opportunities that are discovered through the use of corporate property, information or position, (b) use corporate property, information or position for personal gain or (c) compete with the Company. You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

12.Communications with the Media, Analysts and the Public

Communications with the media, investors, analysts, and the general public can affect the Company’s reputation and business. It is important that all communications from the Company be consistent and satisfy all regulatory and legal requirements that may apply. Except for certain specified individuals set forth in the Company’s Fair Disclosure Policy, employees are not permitted to speak on behalf of the Company to the media, financial analysts, investors, or other members of the public seeking Company information, whether the request is formal or informal, in person, over the phone, email or otherwise. Any inquiry seeking a comment from the Company must be immediately directed to the Chief Executive Officer or General Counsel. Any inquiry concerning a financial matter, or inquiry from an investor or potential investor, must be directed to the Chief Financial Officer. Employees may not represent themselves as spokespersons for the Company or that they are otherwise speaking on the Company’s behalf.

13.Social Media

The Company respects the rights of all employees to utilize social media platforms and tools as a form of self-expression, networking, and in some cases, furthering the Company’s interests. However, when participating in social media platforms or online conversations that reference the Company (or an employee’s relationship with the Company), it is expected that we all take reasonable steps to ensure that we are not seen as speaking for or acting on behalf of the Company, and that all content is appropriate. The Company expects that all employees use social media responsibly:

Company-Sponsored Social Media. Employees must consult with an receive approval from the Chief Executive Officer and the Company General Counsel prior to creating new Company-sponsored social media pages or accounts. The FDA also regulates Company’s use of the internet and social media to promote its products, and therefore, the use of such platforms to disseminate promotional, medical and scientific, disease state or media information must be reviewed and approved according to the applicable Company policies and procedures, including the CCP.

Personal Use of Social Media. References to both investigational and approved products, as well as competitors’ products, are strictly prohibited. Personal posts on external social media related to any aspect of the Company’s business that is not publicly available are also strictly prohibited. If unsure about what information is publicly available, employees must consult with Legal. Personal posts must be in an individual capacity and may be presented as representative of the Company, e.g., inclusive of titles, or affiliations to the Company.

14.Unauthorized Use of Company Property or Services

You may only use Company property for legitimate business purposes. You may not use or remove from Company premises any Company property or services for any personal benefit or the personal benefit of anyone else. If you are uncertain about the distinction between personal and Company benefit, you should consult with your supervisor, the Human Resources Department or the Compliance Officer.

15.Product Quality; Regulatory Requirements

The safety and quality of the Company’s pharmaceutical products are essential to physicians and their patients, and are a key component of our values. The Company maintains quality and regulatory systems to ensure compliance with our internal requirements and applicable laws and regulations. These systems are and will be described in Company policies, standard operating procedures and training programs adopted from time to time by the Company.

Employees should become familiar with these systems and work with their supervisors to obtain all necessary training. Violations of the Company’s quality system policies and procedures may lead to disciplinary actions, up to and including termination of employment. You are responsible for the quality of your work, for implementing the relevant provisions of the quality system and for complying with the Company’s policies and procedures.

You are expected to exert due diligence in preventing and detecting violations of laws and regulations related to the Company’s quality systems. If you violate the Company’s quality policies, practices and procedures, you may be personally liable for intentional violations of regulatory and legal requirements. If you are a supervisor, you may be liable for violations committed by employees under your supervision.

Any questions or reports of violations may be referred to a senior member of the Quality or Regulatory departments, to the Compliance Officer or confidentially at 800- 779-3381 and online at https://assertiocompliancereport.alertline.com.

16.Scientific Integrity

All Company employees are expected to protect the integrity of the Company’s research and development process by ensuring that all research, nonclinical and clinical development, is conducted according to applicable laws and regulations and to generally accepted ethical standards, principles, and guidelines in the scientific community, including but not limited to current Good Manufacturing Processes (cGMPs), Good Clinical Processes (cGCPs).

Scientific misconduct in all of its possible forms is prohibited. Examples of scientific misconduct include, but are not limited to, fabrication, falsification, or plagiarism in proposing, conducting, or reporting research, disregarding the intellectual contributions or property of others, impeding the progress of research, and corruption the scientific record.

17.Research Transparency

The Company is committed to providing a high degree of transparency relative to the research that it conducts and sponsors, as well as the results and outcomes of such research. The Company registers and regularly submits information about the clinical trials it conducts and sponsors on a publicly available database. Further, the Company strives to present and publish the results of clinical trials that it conducts or sponsors in a timely manner and seeks the same commitment from the clinical investigators with whom it collaborates, regardless of outcome.

18.Sales and Marketing Practices; No Off-Label Promotion

Each employee or other Company representative, in performing his or her duties, is responsible for truthfully conveying product attributes in accordance with government- approved labeling. You must not misstate facts or create misleading impressions in any labeling, advertising, packaging, literature or public statements. You must not promote a product for a use other than that specified in the approved product label. Omissions of important facts, safety information or wrongful emphasis of material may be misleading; the total impression of the message must be fairly balanced.

Many laws, regulations, guidelines, policies and procedures are applicable to the sale and marketing of our products, including regulations of the U.S. Food and Drug Administration (the “FDA”), the PhRMA Code on Interactions with Healthcare Professionals (the “PhRMA Code”) and the Office of Inspector General (the “OIG”) guidelines, among others. The Company provides specific training in these matters to its sales and marketing personnel and others in the Company involved in these activities. Violations of these laws, regulations, policies and procedures, including violations of the CCP, will lead to disciplinary actions, up to and including immediate termination of employment.

Vendors, consultants and third-party service suppliers of services in connection with our sales and marketing activities must comply with all applicable laws, regulations,

guidelines, policies and procedures. Each employee who engages a third party to perform these activities is responsible to ensure compliance by the third parties.

If you have any questions regarding sales and marketing practices and whether such practices might constitute a violation of this Code of Conduct, please discuss the situation with the Compliance Officer.

19.Grants and Sponsored Trips

In the normal course of conducting business in the pharmaceutical industry, the Company may have opportunities to foster knowledge of its business, products and facilities, or to enhance the level of medical practice, by:

•Awarding grants;
•Sponsoring medical seminars; or
•Paying speakers’ fees.

Such payments must be carefully reviewed to determine whether they are permitted under the laws, regulations and ethical codes of the country or countries involved. If such payments are permitted, they must be made in accordance with the Company’s policies, including the CCP, and financial control procedures. Those policies and procedures require that all such payments must be made only in exchange for bona fide services at their fair market value.

Special training is provided to employees involved in the marketing and sale of the Company’s products and related activities to help ensure compliance with rules, regulations and reporting requirements applicable to applicable grants and sponsored trips. You should seek advice from a member of the Legal Department or the Compliance Officer if you have any questions concerning these types of payments.

20.Fair Competition

The Company intends to succeed in the marketplace through superior performance, not by unethical or manipulative practices.

•You must treat customers and suppliers honestly and fairly.
•You must never engage in illegal or unethical business practices.
•Do not make false or misleading remarks to customers or suppliers about other customers/suppliers or about competitors of the Company, their products or their services.

•You must avoid deprecation and criticism of competitors, their products or services, but you may state truthful descriptions of specifications and shortcomings of such products or services.

•You must never make comparative or superiority claims about a competitor product or treatment in violation of applicable laws and regulations.

•You should never attempt to improperly obtain proprietary information, including trade secret information, from another company. In addition, you should not obtain trade secret information from past or present employees of other companies.

21.Relations with Governments

General. All relations with government agencies, officials and employees must be conducted with honesty and integrity and must be in compliance with the letter and intent of applicable laws and regulations.

Government Procurement. It is the Company’s policy to sell to all customers, including government-related entities, in an ethical, honest and fair manner. Some of the key requirements for employees working on business with the government are:

•Providing high-quality products at appropriate prices;
•Not offering or accepting kickbacks, bribes, gifts or other gratuities that are not permitted by applicable laws, regulations, policies and procedures;

•Not soliciting or obtaining proprietary or source-selection information from government officials prior to the award of a contract;

•Hiring present and former government personnel only in compliance with applicable laws and regulations;

•Complying with laws and regulations ensuring the ethical conduct of participants in procurement set forth by federal, state and municipal agencies; and

•Accurately reporting required pricing information to government agencies.
Government procurement regulations can be highly complex. If you are involved with government transactions, you are responsible for understanding these requirements, and you should work closely with the Company’s Legal Department and Finance Department.

Responding to Government Requests and Investigations. It is the Company’s policy to cooperate with all reasonable requests concerning Company operations from federal, state, municipal and foreign government agencies, such as the FDA, the SEC, the Drug Enforcement Agency, the Federal Trade Commission, and the Department of Justice, including in connection with a government investigation. The Company has adopted policies on how to respond to government requests. Consult with the Legal Department before responding to these requests in order to ensure compliance with the requests and with the Company’s policies.

Political Contributions. No one is permitted to use Company assets, including funds, telephones, postage, stationary or offices, to support a candidate for public office.

22.Employee Matters

Employment and Equal Opportunity. The Company is an equal opportunity employer. It does not discriminate against applicants or employees based on race, religion, color, sex, sexual orientation, age, national origin, veteran’s status, disability, membership or service in the U.S. armed forces, or any other legally protected characteristic. Company policy applies to all personnel transactions, and terms and conditions of employment, such as recruitment, hiring, placement, promotion, transfer, discipline, termination, layoff, education, tuition reimbursement, compensation, benefits, and participation in any company-sponsored programs. The Company will make reasonable accommodations where required because of an individual’s disability or religion.

Discrimination and Harassment. The Company is committed to prohibiting harassment, whether of a verbal or physical nature, based on sex or other legally protected characteristic. Any employee who feels that they have been a victim of harassment or discrimination, or who has witnessed harassment or other discriminatory behavior, must report the situation in accordance with the process for Reporting Violations of the Code as outlined within this document. The Company’s anti- discrimination and harassment policies are detailed in the Company’s Employee Handbook and are updated from time to time in accordance with applicable laws and regulations and the Company’s employment practices. You are required to comply with these policies.

Drugs and Alcohol Use/Abuse. The Company is a “drug-free” workplace. This means that we expect and require all employees to perform their duties without using illegal drugs and without impairment caused by alcohol use or the abuse of over the counter or prescription drugs.

Employee Health and Safety. The Company is committed to protecting the health and safety of its employees. To ensure that employees are kept healthy and safe, you must not only follow all health and safety requirements but must also take personal responsibility for your safety and the safety of those you work with. This includes never reporting to work in a state that could impair your ability to work safely and conscientiously (such as under the influence of illegal drugs or alcohol). If you are involved in, or know of, an accident or dangerous situation in the workplace, you must immediately report it to your supervisor, the Human Resources Department and/or the Legal Department.

23.Internal Audits and Investigations

As part of the CCP and other Company policies and procedures, from time to time the Company will monitor and audit its compliance with internal policies as well as laws and regulations. You must cooperate with all audits and be truthful and accurate when responding to audit requests.

In addition, the Company promptly investigates all reports of misconduct. As with audits, you must cooperate with such investigations and provide truthful and accurate information if you are questioned in the course of an investigation. You must not mislead an investigator, alter or destroy any relevant documents, or otherwise impede or interfere with the investigation in any way.

24.Compliance with Company Policies and Procedures

Policies and Procedures. In addition to this Code of Conduct, the Company has adopted policies and procedures that govern all aspects of our business, including the CCP. Policies provide detailed legal and compliance standards. Procedures set forth specific processes to follow. While some policies and procedures apply to all Company employees, others are tailored to specific job functions. By way of example, certain individuals may be subject to any Executive Compensation Clawback Policy or other similar policy (or amendment thereto) adopted by the Company, which policy shall supersede the terms and conditions of any other agreement between the Company and such individual. You must know and comply with all internal policies and procedures that apply to you, including those specified in the CCP.

Seeking Guidance. If you are unsure whether particular conduct is consistent with a Company policy or procedure, you should consult your supervisor, the Human Resources Department, the General Counsel or the Compliance Officer before engaging in the conduct.

25.Reporting Violations

This Code of Conduct applies to all officers, employees, contract representatives, and agents of the Company.

You must immediately report any violations or potential violations of this Code of Conduct, any applicable law or regulation, or a Company policy or procedure, including the CCP, to your supervisor, the General Counsel, the Compliance Officer or, as applicable, the Chairman of the Audit Committee.

You may also confidentially report any such violations or potential violations at
800-779-3381 and online at https://assertiocompliancereport.alertline.com.

26.Dissemination and Amendment

The Company reserves the right to amend, alter or terminate this Code of Conduct at any time for any reason.

27.Approval and Adoption
Approved and adopted by the Board of Directors: December 5, 2003. Approved by the Board of Directors: May 20, 2020.

* * * * * * * * * * * * * * * * * * * *

Certification to Code of Business Conduct and Ethics

I am a representative of Assertio Holdings, Inc. (“Assertio”) and I understand that I am responsible for complying with all of the requirements of the Assertio Code of Business Conduct and Ethics (“Code”). By signing below, I hereby certify that I have received, read and agree to comply with the Code and as of the date below I have no knowledge of any violation of the Code, either by me or any other Assertio representative.

I further understand that if I have any questions about the Code, I will contact the Compliance Officer.

This certification shall be valid whether signed manually or electronically. Signature    Date
Print Name    Title

Assertio Compliance Hotline 1-800-779-3381
https://assertiocompliancereport.alertline.com